Exhibit 99.4

STATEMENT OF AMENDMENTS TO

THE 2004 STOCK INCENTIVE PLAN

1. Section 2(u) of the 2004 Plan is amended to read in its entirety as follows:

(d)	“Shares” means shares of common stock of the Company, no par value per share.

2. Section 5 of the 2004 Plan is amended to add a new subparagraph (c) that reads in its entirety as follows:

(c)	If any payments or benefits that the Company would otherwise be required to provide under this Plan cannot be provided in the manner contemplated herein or under the applicable plan without subjecting Participant to income tax under Code Section 409A, the Company shall provide such intended payments or benefits to Participant in an alternative manner that conveys an equivalent economic benefit to Participant (without materially increasing the aggregate cost to the Company).

3. Section 6(d) of the 2004 Plan is amended to read in its entirety as follows:

(d)	Deferral. In accordance with any agreement evidencing an Award and otherwise to the extent permitted by law (including compliance with Code Section 409A), the Participant may be permitted to defer the issuance of Shares deliverable upon the exercise of an Option for a specified period or until a specified date.

4. Section 10 of the 2004 Plan is amended to read in its entirety as follows:

In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects the equity securities of the Company or the value thereof, the Committee shall (i) adjust the number and kind of shares subject to the Plan and available for or covered by Awards, (ii) adjust the share prices related to outstanding Awards, and/or (iii) take such other action (including, without limitation providing for the payment of a cash amount to holders of outstanding Grants), in each case as it deems reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the Plan and any outstanding Awards. Any such adjustment made or action taken by the Committee in accordance with the preceding sentence shall be final and binding upon Participants and upon the Company.